                                                                   Exhibit 10.20


                        INDEX TO DIPLOMAT-AMBASSADOR INC.
                            PRODUCT LICENSE AGREEMENT

THE SCHEDULE

PARAGRAPH                                                               PAGE NO.
---------                                                               --------

1.  GRANT OF LICENSE
    a.    Grant                                                            1 - 2
    b.    Term                                                                 2
    c.    License Year and License Quarter                                 2 - 3
    d.    Territory                                                            3
    e.    Minimum Net Sales                                                    3

2.  COVENANTS OF LICENSEE
    a.    Use                                                              3 - 4
    b.    Best Efforts                                                         5
    c.    Royalties
          (i) Guaranteed Royalties                                             5
          (ii) Earned Royalties                                            5 - 6
          (iii) Interest                                                       6
    d.    Statements and Payments                                          6 - 7
    e.    Records and Audit                                                    7
    f.    Expenses of Conducting Examinations                              7 - 8
    g.    Product Quality                                                      8
    h.    Approval of Products and the Materials                          8 - 10
    i.    Title and Protection and Preservation
           of Trademarks and Copyrights                                  10 - 12
    j.    Right to Subcontract, Licensee
           Financial Statements and Lists
           of Sources and Customers                                           12
    k.    Inventory                                                           13
    l.    Trademarks and Non-Competitive Brands                               14
    m.    Indemnification and Product
           Liability Insurance                                           14 - 15
    n.    Advertising Expenditures                                            15

3.  ADDITIONAL COVENANTS OF THE PARTIES
    a.    Reservation of Rights                                               16
    b.    Certain Sales                                                       16

4.  TITLE AND PROTECTION
    a.    Indemnification by Licensor                                         17
    b.    Enforcement                                                         17

5.  RELATIONSHIP BETWEEN THE PARTIES
    a.    No Joint Venture                                                    17
    b.    Assignment                                                          18

                        INDEX TO DIPLOMAT-AMBASSADOR INC.
                            PRODUCT LICENSE AGREEMENT

                                   (Continued)

6.  SUBLICENSING                                                              18

7.  DEFAULTS AND RIGHTS OF TERMINATION
    a.    Defaults and Right to Cure                                     18 - 19
    b.    Bankruptcy or Assignment for
          Creditors, Business Discontinuance                                  19
    c.    Loss of Trademark Rights                                            19
    d.    Impossible Performance                                         19 - 20

8.  EXPIRATION OR TERMINATION
    a.    Effect of Expiration or Termination                                 20
    b.    Reserved Rights                                                     20
    c.    Inventory                                                      20 - 21
    d.    Continued Sales After Expiration
           or Termination                                                     21
    e.    Equitable Relief and Legal Fees                                21 - 22
    f.    Continuity of Sales                                                 22
    g.    Termination Fee                                                     22

9.  NOTICES
    a.    Effectiveness                                                  22 - 23
    b.    Address Change                                                      23

10. SEVERABILITY                                                              23

11. CONSENTS AND APPROVALS                                                    23

12. APPLICABLE LAW                                                       23 - 24

13. NO BROKER                                                                 24

14. CONSTRUCTION                                                              24

15. SURVIVABILITY                                                             24

16. RIGHTS CUMULATIVE                                                         24

17. ENTIRE AGREEMENT                                                          24

THE SCHEDULE referred to in the Agreement made as of June 14, 1995.

S.1.           LICENSOR: LIFESTYLE BRANDS, LTD.
                         680 North Lake Shore Drive
                         Chicago, IL  60611

S.2.           LICENSEE: DIPLOMAT-AMBASSADOR INC.
                         1010 Arch Street, Third Floor
                         Philadelphia, PA  19107
                         Attn: Barry Budilov
                         Phone: 215-925-1551
                         Fax: 215-925-0204

S.3.           THE TRADEMARKS:    SARAH COVENTRY; BUTTERFLY DESIGN;
                                  FASHION CHANGES, STYLE DOESN'T

S.4.           THE TYPE OF LICENSE:   Exclusive

S.5.           THE USE OF THE TRADEMARKS: Design, manufacture, advertise, promote, sell and distribute to retail
                                          stores located in the Territory or to
                                          wholesalers which will sell the
                                          Products to and only to retail stores
                                          located in the Territory.

S.6.           THE PRODUCTS:  Sunglasses, sunglass cases, fashion
                              eyewear neck cords and sunglass pin holders

S.7.           THE TERRITORY: United States and Canada

S.8.           THE COMMENCEMENT DATE:  July 1, 1995

S.9.           THE EXPIRATION DATE:    June 30, 1998

S.10.          THE MINIMUM NET SALES (in United States Dollars):

               License Year                      Amount
               ------------                      ------
               LY1 (7/1/95 - 6/30/96)            $
               LY2 (7/1/96 - 6/30/97)            $
               LY3 (7/1/97 - 6/30/98)            $

S.11.          GUARANTEED ROYALTIES (in United States Dollars):

               License Year                      Amount
               ------------                      ------
               LYl (7/1/95 -6/30/96)             $
               LY2 (7/1/96 -6/30/97)             $
               LY3 (7/1/97 -6/30/98)             $

S.12.          EARNED ROYALTIES:

               percent ( ) of Net Sales (as defined in Paragraph 2.d.(ii) and subject to the provisions of Paragraph 3.b.(ii) of the Agreement) of the Products.


S.13.          THE ADDRESS WHERE BOOKS KEPT: See Paragraph S.2 above.

                                             LIFESTYLE BRANDS, LTD.
                                                   (LICENSOR)


                                             By: /s/ David Batchelor
                                                 -----------------------------
                                                 David H.L. Batchelor
                                                 Senior Vice President
                                                 Product Marketing

                                             Date:  Oct. 3 1995

                                             DIPLOMAT-AMBASSADOR INC.
                                                   (LICENSEE)


                                             By: /s/ Barry Budilov
                                                 -----------------------------
                                             Title: President

                                             Date: 11/1/95

                                LICENSE AGREEMENT

      This Agreement is made as of the 14th day of June 1995, by and between the corporation described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter referred to as "Licensor") and the corporation described in Paragraph S.2. of the Schedule (hereinafter referred to as "Licensee").

                                    RECITALS

      WHEREAS, Licensor has certain rights in and to the trademark SARAH COVENTRY and other trademarks identified in Paragraph S.3. of the Schedule (hereinafter collectively referred to as the "Trademarks");

      WHEREAS, Licensee recognizes that the Trademarks have acquired notoriety and goodwill with the general public by virtue of their use in connection with home party plan sales of jewelry and have since gained further goodwill and notoriety through the manufacture, advertising, promotion, sale and distribution of a broad range of consumer products, including, but not limited to, jewelry, clothing, leather goods and personal health and home articles and accessories;

      WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Trademarks in the design, manufacture, advertising, promotion, sale and distribution of the "Products" (as defined in Paragraph 1.a.(i) hereof);

      NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

      1.    GRANT OF LICENSE.

            a.    Grant:

                  (i) Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege specified in Paragraph
            S.4. of the Schedule to use the Trademarks in connection with, and only with, the use specified in Paragraph S.5. of the Schedule on and in connection with specifically designated and approved articles of merchandise specified in Paragraph S.6. of the Schedule (hereinafter collectively referred to as the "Products") in the territory specified in Paragraph S.7. of the Schedule (hereinafter referred to as the "Territory"). Such right, license and privilege is hereinafter referred to as the "License." It is understood and agreed that while the manufacture of the Products may take place outside the Territory, none of the Products may be advertised, promoted, sold or distributed outside the Territory by Licensee.

                  (ii) Nothing contained in this Agreement shall prevent
            Licensor from doing any or all of the following: (a) using or granting one or more others the right or license to use the Trademarks on or in connection with the Products in any area of the world other than the Territory or on or in connection with any services or goods other than the Products in any or all area(s) of the world including the Territory; (b) manufacturing or having manufactured in the Territory the Products for sale outside the Territory; (c) producing or having produced limited quantities of the Products to be used in the Territory specifically for promotional and advertising purposes and not for sale; and (d) retaining and exercising the exclusive rights hereby reserved to Licensor to design, manufacture, advertise, promote, sell and distribute and license the design, manufacture, advertising, promotion, sale and distribution of any and all of the Products in the Territory and elsewhere or either thereof through direct marketing sales (including, but not limited to, direct mail, catalog houses, home shopping programs, infomercials and the like), premium sales, incentive sales and home party plan sales.

            b.    Term:

                  (i) The term of the License and this Agreement (hereinafter referred to as the "Term") shall commence on the date specified in Paragraph S.8. of the Schedule (hereinafter referred to as the "Commencement Date") and shall expire at midnight Chicago time on the date specified in Paragraph S.9. of the Schedule (hereinafter referred to as the "Expiration Date"), unless sooner terminated by operation of law or as provided in this Agreement.

                  (ii) On the condition that Licensee shall be in compliance with the terms of this Agreement, including the timely payment of all amounts due under it, and if Licensee has achieved the Minimum Net Sales as specified in Paragraph S.10 of the Schedule for the third License Year, then this Agreement shall automatically renew for a three (3) year term (July 1, 1998 - June 30, 2001) on the same terms and conditions, except that the Minimum Net Sales for the first License Year of the renewal term (7/1/98 - 6/30/99) shall be
                                                   United States Dollars
            (U.S.$         ) and                                  United States
            Dollars (U.S.$         ) for License Year Two of the renewal term
            (7/1/99 - 6/30/00) and there shall be no automatic renewal of the extended term.

            c.    License Year and License Quarter:

                  (i) For all purposes under this Agreement, a "License Year"
            shall be twelve (12) consecutive calendar months commencing on the Commencement Date and ending at midnight Chicago time on the day preceding the anniversary of the Commencement Date and each twelve (12) month period thereafter, and if the expiration or termination of the License and this Agreement is effective other than at the end of such twelve (12) month period, then the final period of less than twelve (12) months ending on the effective date of such expiration or termination shall be deemed to be a License Year.

                  (ii) For all purposes under this Agreement, a "License
            Quarter" shall be the first (1st) and each succeeding three (3) month period of each License Year, and if the expiration or termination of the License and this Agreement is effective other than at the end of a License Year, then the final period of less than three (3) months ending on the effective date of such expiration or termination shall be deemed to be a License Quarter.

            d. Territory: The License shall extend only to the Territory, and the use by Licensee of the Trademarks shall be confined to the Territory.

            e. Minimum Net Sales: Notwithstanding anything in this Agreement to the contrary, if Licensee's Net Sales (as defined in Paragraph 2.d.(ii) hereof) in any License Year are less than those specified in Paragraph
      S.10. of the Schedule for such License Year (hereinafter referred to as the "Minimum Net Sales"), then Licensor shall have the right to either:
      (i) declare the License to be non-exclusive, thereby giving Licensor the rights to design, manufacture, advertise, promote, sell and distribute the Products in competition with Licensee or otherwise grant any or all of such rights to one or more other parties or (ii) terminate the License and this Agreement by deeming the failure to attain the Minimum Net Sales to be an incurable default under this Agreement. Such declaration or termination: (a) shall be effective upon the receipt by Licensee of written notice from Licensor no later than thirty (30) days after Licensor's receipt of the Statement (as defined in Paragraph 2.d.(i) hereof) evidencing such shortfall and (b) shall have no effect upon the amounts due and payable to Licensor for periods prior to or after such declaration or termination.

      2.    COVENANTS OF LICENSEE.

            a.    Use:

                  (i) Subject to Licensor's prior approval as hereinafter
            required, Licensee shall commence the design, manufacture, advertising, promotion, sale and distribution of or for the Products as soon as practicable after the Commencement Date, but in no event later than January 1, 1997. If Licensee fails to do so by such date, Licensor may treat such failure as an incurable default under this Agreement. In the event during any License Year, Licensee has not on a regular and ongoing basis sold or distributed one or more of the Products within one or more categories of the Products under Paragraph S.6. of the Schedule, Licensor shall have the right to delete any of such Products or such categories from the Schedule upon not less than thirty (30) days' prior written notice to Licensee.

                  (ii) Licensee shall not cause or authorize any use of the
            Trademarks in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products on behalf of or to any individual(s), entity or entities that Licensee believes or has reason to believe intends or intend or is or are likely to sell, deal with or distribute any of the Products in any way outside the Territory. Licensee shall, upon receipt of notice from Licensor, immediately and permanently cease supplying any or all of the Products to the individual(s), entity or entities named in such notice as one or more of those that directly or indirectly sell, deal with or distribute any or all of the Products outside the Territory.

                  (iii) Licensee warrants and represents that it has and will continue to have throughout the Term and the Sell-Off Period (as defined in Paragraph 8.d. hereof) the legal right and authority to enter into this Agreement and to assume and perform its duties and obligations hereunder and that there is or are no, and Licensee shall not enter into during the Term and the Sell-Off Period any, contract(s), agreement(s) or understanding(s) with any individual(s), entity or entities which would in any way restrict or prevent Licensee from the performance of its duties and obligations under this Agreement.

                  (iv) Licensee shall be responsible for obtaining, at its own expense, any and all licenses, permits, approvals (including governmental and all other licenses, permits and approvals) necessary for Licensee to: (a) design, manufacture, advertise, promote, sell and distribute the Products; (b) pay Guaranteed Royalties (as defined in Paragraph 2.c.(i) hereof), Earned Royalties (as defined in Paragraph 2.c.(ii) hereof), Advertising Contributions (as defined in Paragraph 2.n. hereof) and taxes; and (c) fulfill any and all other duties and obligations and exercise the rights of Licensee under this Agreement. In the event Licensee is unable, for any reason, to obtain prior to the Commencement Date or maintain throughout the Term all of such licenses, permits or approvals, such inability shall be an incurable default under this Agreement.

            b. Best Efforts: Licensee shall, throughout the Term and the Sell-Off Period, constantly use its best efforts in the advertising, promoting, selling and distributing and in all other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor and to obtain the greatest Net Sales throughout the entire Territory and the entire Term and the Sell-Off Period. Licensee acknowledges and agrees that the sale of the Products in certain types of stores can negatively affect the reputation and the value of the Trademarks, as some types of stores are perceived by the public as having lower quality products than other types of stores regardless of whether the products or their prices are the same. Licensee agrees that it will use its best efforts to sell and distribute the Products only to those stores that are generally perceived by the public as good quality stores by virtue of their reputations for quality products and by their providing certain service amenities associated with good quality stores, which may include without limitation the availability of any or all of the following: customer service desks; knowledgeable, regular, full-time service representatives; and provision for the return of products. Licensee and Licensor agree that warehouse outlets, deep discount chains and other similar channels are generally perceived by the public as having lower quality products and will therefore not be considered acceptable channels of sale and distribution of the Products under this Agreement. Licensor and Licensee agree to reasonably attempt to settle all differences of opinion as to whether or not a specific store or chain of stores is an acceptable channel for the sale and distribution of the Products, but Licensor's decisions in this matter shall govern and control. Except as provided in Paragraph 2.n. hereof, Licensee shall be responsible for and shall assume and pay for all costs and expenses related to Licensee's design, manufacture, advertising, promotion, sale and distribution of the Products.

            c.    Royalties:

                  (i) Guaranteed Royalties: Licensee will pay to Licensor or its designee(s) guaranteed minimum royalties (hereinafter referred to as "Guaranteed Royalties") in the amount and for each License Year specified in Paragraph S.11. of the Schedule. Guaranteed Royalties for each such License Year shall be paid in four (4) equal installments, and each such installment shall be due on the first
            (1st) day of each License Quarter of each such License Year. Under no circumstances whatsoever will Licensor return to Licensee all or any part(s) of Guaranteed Royalties, except as provided in Paragraph 8.b. hereof.

                  (ii) Earned Royalties: Licensee shall pay to Licensor or its designee(s) royalties (hereinafter referred to as "Earned Royalties") in the amount equal to the amount calculated according to Paragraph S.12. of the

            Schedule, but only to the extent that for each License Year such calculated amount exceeds Guaranteed Royalties for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.d. hereof.

                  (iii) Interest: Each sum, including, but not limited to,
            Guaranteed Royalties and Earned Royalties, that shall not be paid on the due date by Licensee shall bear interest from such due date until the date on which such sum is paid in full at an amount equal
            to the lesser of          percent (  %) per annum or the highest
            percentage rate allowed by law.

            d.    Statements and Payments:

                  (i) Within forty-five (45) days after each License Quarter or the conclusion of the Sell-Off Period, Licensee shall furnish to Licensor or its designee a complete and accurate statement in a format acceptable to Licensor and certified to be true by the Chief Financial Officer of Licensee (hereinafter referred to as the "Statement") showing for such License Quarter and the License Year through such period or for the Sell-Off Period: (a) a listing of Licensee's accounts in the Territory and the units and description of all of the Products sold and distributed or otherwise disposed of by Licensee; (b) the computations of Net Sales on all such sales;
            (c) the computation of Earned Royalties and the amount of Earned Royalties due and payable; and (d) the advertising and promotion expenditures made by Licensee pursuant to Paragraph 2.n. hereof and the details of all such expenditures, supported by copies of vouchers and copies of all advertising for or relating to the period covered by such Statement. When, during any License Year, the amount of Guaranteed Royalties for such License Year has been exceeded by the amount calculated according to Paragraph S.12. of the Schedule for such License Year, Licensee shall commence payment of Earned Royalties. Licensee shall pay all accrued and unpaid Earned Royalties by remittance accompanying each of the Statements.

                  (ii) As used in this Agreement, the term "Net Sales" means the invoice price charged by Licensee for the Products less (x) refunds, credits and allowances actually made or allowed to customers for returned Products, (y) customary trade discounts (including anticipations) afforded to and actually taken by customers against payment for the Products and (z) value added tax assessed on sales (only where applicable).

                  (iii) In the event the percentage of returns of Products in
            any License Year exceeds        percent (  %) of Net Sales for such
            License Year, then Licensor may
            elect to treat such an occurrence as an incurable default by Licensee under this Agreement.

                  (iv) Except as otherwise specifically provided in this
            Agreement, if Licensee sells any or all of the Products to any individual(s), entity or entities in whole or in part controlled by Licensee, the invoice price used to determine Net Sales hereunder shall be the invoice price at which the Products are resold by such individual or entity to an unrelated customer in an arm's-length transaction.

            e. Records and Audit: Licensee shall: (i) keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices which reconcile to the Statements and Licensee's general ledger) covering all transactions relating to or arising out of the License and this Agreement (which books and records shall be maintained separately from Licensee's documentation relating to other items manufactured or sold by Licensee) and (ii) permit Licensor or its nominees, employees, agents or representatives to have full access to, to inspect such books and records at all reasonable hours of the day, to conduct an examination of and to copy (at Licensor's expense) all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License and this Agreement or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.13. of the Schedule, except as such address may be changed from time to time in accordance with Paragraph 9.b. hereof. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than ten (10) days after the date of receipt by Licensee of notice of that which should be rectified.

            f. Expenses of Conducting Examinations: If an inspection or examination referred to in Paragraph 2.e. hereof discloses, or Licensor or Licensee otherwise discovers, an underpayment of Earned Royalties and Advertising Contributions or either thereof, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty
      (30) days after receipt of notice or knowledge thereof by Licensee. In the
      event of such an underpayment by Licensee in excess of      percent ( %)
      in any License Year, then Licensor may elect to treat such occurrence as an incurable default by Licensee under this Agreement within thirty (30) days of discovery. If such inspection or examination: (i) discloses or Licensor or Licensee otherwise discovers an overpayment of Earned Royalties and Advertising Contributions or either thereof (or, pursuant to Paragraph 8.b. hereof, an overpayment of Guaranteed Royalties), the amount of such overpayment shall be credited against future payment(s) of any or all of the Guaranteed Royalties, Earned Royalties and Advertising Contributions or, in the event of the expiration or termination of the License and this Agreement and there is or are no such future payment(s), such amount shall be paid by Licensor to Licensee no later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor's rights of setoff, recoupment and counterclaim or (ii) reveals that for the period covered by
      such inspection or examination there is an error of      percent ( %) or
      more in the Earned Royalties and Advertising Contributions or either thereof previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee. Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee's receipt of Licensor's invoice therefor. If such error is less than percent ( %), such expenses shall be borne by Licensor.

            g. Product Quality: Licensee hereby warrants and agrees that the Products designed, manufactured, advertised, promoted, sold or distributed under this Agreement shall bear the Trademarks faithfully produced and shall meet the high standards of quality, workmanship, material, design, size, color and style established by Licensor in accordance with the terms and conditions of this Agreement, including without limitation the Quality Standards attached hereto and made a part of this Agreement as Exhibit A. Licensee will not knowingly or negligently cause or authorize any or all of the Products not conforming to this Agreement to be sold or distributed, as doing so may adversely affect Licensor's goodwill in the Trademarks. All of the Products shall conform to and comply with, in all respects, all federal, state and local laws, rules and regulations governing the design, quality, labeling and safety of such Products. Licensee shall not cause, condone or authorize: (i) the use of any substandard or offensive materials in or in connection with any or all of the Products; (ii) any violation of any federal, state or local law or regulation, including, but not limited to, provisions thereof imposing advertising standards or requiring trade or content description of the Products; or (iii) the use of the Trademarks or any other word(s), device(s) or symbol(s) associated in any way with any or all of Licensor and its subsidiaries and affiliates in connection with any product or activity that is not the subject of the License and this Agreement.

            h.    Approval of Products and the Materials:

                  (i) Licensee understands and agrees that each of the Products and other items bearing the Trademarks or intended for use in connection with the Products

            (hereinafter collectively referred to as the "Materials") must be approved in advance by Licensor. The Materials include, but are not limited to, cartons, containers, labels, wrappers, packages and other inner and outer packaging materials, fixtures, displays, artwork and printing, advertising, sales, marketing and promotional materials. Licensee shall, at its own expense, submit to Licensor or its designee(s) for written approval, samples of each of the Products and the Materials at each stage of development thereof, which shall include, but not be limited to: (a) an initial sketch or photograph; (b) a sample prototype or equivalent acceptable to Licensor; and (c) two (2) samples as actually manufactured or produced in final form as intended to be sold and distributed or either thereof by Licensee. Licensee must obtain Licensor's written approval of each stage of development before proceeding to the next stage, and in no event shall Licensee commence or permit the mass manufacture, advertising, promotion, sale or distribution of any or all of the Products or the Materials unless and until Licensee has received Licensor's written approval of the samples provided pursuant to (c) of this Paragraph. While Licensor shall have the sole and absolute discretion to approve or withhold approval of any and all of the Products, the Materials and sample(s) of either throughout each stage of development, Licensor shall only withhold approval on the samples submitted pursuant to (c) of this Paragraph because such samples do not conform to that or those thing(s) previously approved. In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.h.(i) within fourteen (14) days of Licensor's receipt thereof, Licensor shall be deemed to have disapproved of such thing(s).

                  (ii) To ensure that each of the Products and the Materials are constantly maintained in conformance with the previously approved samples pursuant to Paragraph 2.h.(i) hereof, Licensee shall, within seven (7) days of receipt of a request from Licensor, send or cause to be sent to Licensor at Licensee's expense: (a) such actual samples requested by Licensor of the Products and the Materials Licensee is using, manufacturing, selling, distributing or otherwise disposing of and (b) a listing or revised listing of each location where any of the Products and the Materials or either thereof are designed, manufactured, stored or otherwise dealt with, except to the extent such listing or revised listing duplicates currently accurate information provided pursuant to Paragraph 2.j.(ii) hereof. Licensor and its nominees, employees, agents and representatives shall have the right to enter upon and inspect, at all reasonable hours of the day and with reasonable notice, any and all such location(s) and to take, without payment, such samples of any of the Products and the Materials as Licensor reasonably requires for the purposes of such inspection.

                  (iii) If any of the Products or Materials sent or taken
            pursuant to Paragraph 2.h.(ii) hereof or that otherwise come(s) to the attention of Licensor does or do not conform in Licensor's sole reasonable opinion to the previously approved samples, Licensor shall so notify Licensee, in writing, specifying in what respect such of the Products or Materials is or are unacceptable. Immediately upon receipt of such notice, Licensee shall suspend all manufacture, sale and distribution of and shall obtain back from Licensee's customers all such Products and Materials and shall not resume the manufacture, sale or distribution thereof unless and until Licensee has made all necessary changes to the satisfaction of Licensor and has received Licensor's written reapproval of each of such Products and Materials.

                  (iv) Except as otherwise specifically provided in this
            Agreement, all of the Products and the Materials that are not approved by Licensor or that are determined by Licensor to be non-conforming or unacceptable shall not be sold, distributed or otherwise dealt with by Licensee. All such Products and Materials shall be destroyed by Licensee with, if Licensor so requests, an appropriate certificate of destruction furnished to Licensor.

                  (v) Except as provided in Paragraph 2.b.(iv) hereof, any and all sale(s), distribution or use by Licensee of unapproved, non-conforming or unacceptable Products or Materials shall not only constitute an incurable default under the terms of this Agreement, but such Products or Materials also shall be considered unlicensed and an infringement of Licensor's proprietary rights, and Licensor shall have the right to bring legal action against Licensee for any and all remedies available to Licensor in addition to the remedies available under this Agreement.

            i. Title and Protection and Preservation of Trademarks and
      Copyrights:

                  (i) Licensee hereby acknowledges each of the following: the great value of the goodwill associated with the Trademarks; the worldwide recognition thereof; that the proprietary rights therein and goodwill associated therewith are solely owned by and belong to Licensor; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor. During and after the Term, Licensee shall not:

                        (a) attack or question the validity of, or assist any
                  individual(s), entity or entities in attacking or questioning, the title or any rights of or claimed by any or all of Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Trademarks or any other trademark(s), copyright(s) or such other intellectual or intangible property or properties associated or connected with any or all of Licensor, its subsidiaries and affiliates, their publications, published material, activities, licensees and sublicensees;

                        (b) directly or indirectly seek for itself, or assist
                  any third party or parties to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected, without the prior written approval of Licensor;

                        (c) in any way seek to avoid Licensee's duties or
                  obligations under this Agreement because of the assertion or allegation by any individual(s), entity or entities that any or all of the Trademarks are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

                        (d) file or prosecute one or more trademark applications
                  regarding Licensee's use of the Trademarks, unless first requested to do so in writing by Licensor. (Licensee will cooperate with Licensor in connection with any and all such filings.)

                  (ii) Licensee shall:

                        (a) use the Trademarks as permitted under this Agreement
                  in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction;

                        (b) affix or imprint irremovably and legibly on each of
                  the Products and on or within all of the Materials such Trademarks, trademark notices, copyright notices and legends as Licensor directs;

                        (c) manufacture, sell, distribute or otherwise deal with
                  the Materials solely in connection with the Products (except for any or all of the Materials which do not bear one or more of the Trademarks or otherwise are not associated with any or all of the Products by virtue of, but not limited to, such things as design, color or content); and

                        (d) not cause or grant permission to any third party or
                  parties to acquire any copyright(s) or other proprietary right(s) in connection with any word(s), device(s), design(s) or symbol(s) used by Licensee in connection with any of the Products or the Materials.

            j. Right to Subcontract, Licensee Financial Statements and Lists of Sources and Customers:

                  (i) Licensee may subcontract the manufacture of any or all component part(s) of any or all of the Products bearing the Trademarks pursuant to this Agreement, provided Licensee first obtains from each such subcontractor an executed written agreement in the form substantially identical to that attached hereto and made a part hereof as Exhibit B and furnishes a copy of each such executed agreement to Licensor.

                  (ii) With the Statement submitted at the end of each License
            Year pursuant to Paragraph 2.d. (i) hereof and at any other time so requested by Licensor during the Term and the Sell-Off Period or either thereof, Licensee shall provide Licensor with: (a) copies of Licensee's most recent audited financial statements (including without limitation footnotes) and annual reports, 10-K's, balance sheets or other similar documents that indicate Licensee's financial status and (b) an updated list of the names and addresses of all manufacturing sources, subcontractors, suppliers, dealers, wholesalers, retailers, customers and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the Products and the Materials during the Term and the Sell-Off Period or either thereof. Such list shall, if so requested by Licensor, contain the full specification of all designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any or all of the Products and the Materials. Licensee shall obtain the consent of any and all relevant third parties for such disclosure. Licensor shall keep any material disclosed to it under this Paragraph 2.j.(ii) confidential and shall not disclose it without Licensee's prior written notice. Nothing herein, however, shall prevent Licensor from disclosing such material pursuant to a court order which requires Licensor to so disclose such material, and in such event, Licensor shall notify Licensee of such requirement.

            k. Inventory: Insofar as reasonable, Licensee shall at all times during the Term be able to fulfill all orders for the Products promptly and yet not have an excessive inventory on hand at the time of the expiration or termination of the License. Within forty-five (45) days after each License Year or within ten (10) days of receipt of a request from Licensor, Licensee will furnish Licensor with a statement signed by the Chief Financial Officer of Licensee, setting forth in detail the quantities of work in process and finished goods inventories of the Products.

            l. Trademarks and Non-Competitive Brands:

                  (i) For purposes of this Paragraph 2.1., the term "Licensee"
            shall include any affiliate, subsidiary or principal shareholder of Licensee.

                  (ii) Licensee shall not use, cause or authorize to be used any word(s), device(s), design(s), slogan(s) or symbol(s) confusingly similar to any or all of the Trademarks. During the Term and the Sell-Off Period, any or all of the following shall not be used on or in connection with the Products without Licensor's prior written consent: (a) permutations of any or all of the Trademarks; (b) secondary marks; or (c) new words, devices, designs, slogans or symbols. Upon such authorization by Licensor and use by Licensee, each such permutation, secondary mark, word, device, design, slogan and symbol shall be the property of Licensor and shall be included as one of the Trademarks subject to this Agreement. Should Licensee create or develop any advertising, promotion, packaging or trade dress unique to the Products, all such advertising, promotion, packaging or trade dress shall be the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during and after the Term. No later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests, Licensee will assign to Licensor, without charge, all of Licensee's right, title and interest (including without limitation all copyrights) in and to such advertising, promotion, packaging or trade dress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary or desirable to effect such assignment.

                  (iii) Without Licensor's prior written consent, Licensee shall not design, manufacture, advertise, promote, distribute, sell or deal with in any way in the Territory any product(s) or material(s) that is or are in Licensor's sole and absolute judgment confusingly similar to any or all of the Products and the Materials.

                  (iv) Licensee shall not use color combinations, designs or styles unique to any or all of the Products on or in connection with any other product(s), and Licensee, without charge, will assign to Licensor ownership of all rights that Licensee has acquired or may acquire in such color combinations, designs or styles no later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests.

                  (v) Licensee shall not during the Term and the Sell-Off
            Period design, manufacture, advertise, promote, distribute, sell or otherwise deal with any men's sophisticate publication(s) or product(s) identified with or by any such publication(s) that are, in Licensor's opinion, competitive with Playboy magazine, which for the purposes of this paragraph shall include, but not be limited to, Hustler or Penthouse. In the event Licensee commences any dealing with such publication(s) or product(s), whether directly or indirectly, such dealing shall be a default under this Agreement.

            m. Indemnification and Product Liability Insurance: Licensee shall:

                  (i) indemnify, defend and hold harmless Licensor, its
            subsidiaries and affiliates, their respective shareholders, licensees and franchisees and the agents, officers, directors and employees of each (hereinafter collectively referred to as "Indemnitees") from all costs, claims, suits, losses, damages and expenses (including without limitation attorneys' fees and litigation expenses) arising out of or in connection with: (a) the design, manufacture, advertising, promotion, sale or distribution of or any other dealing whatsoever with the Products; (b) any alleged action(s) or failure(s) to act whatsoever by Licensee; (c) any alleged defect(s) in any or all of the Products; (d) any alleged non-conformity to or non-compliance with any law(s) pertaining to the design, quality, safety, advertising, promotion or marketing of any or all of the Products and the Materials; or (e) one or more breaches by Licensee of any or all of its representations or warranties hereunder;

                  (ii) obtain and maintain, at Licensee's own expense, product liability insurance satisfactory to Licensor in the minimum amount
            of              U.S. Dollars ($         ) of primary and umbrella
            coverage from one or more insurance companies, each with a Best's rating of "A" (or better), and qualified to transact business in the Territory (each such insurance policy shall name each of the Indemnitees as additional insureds by reason of the indemnity contained in Paragraph 2.m.(i) hereof and shall evidence the insurer's agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty (30) days' prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this Agreement by Licensee and on each anniversary date of the grant or issuance of each such policy during the Term and the Sell-Off Period evidencing that each such policy has not been altered with respect to the Indemnitees in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy; and

                  (iii) cause each such policy to be in full force and effect prior to the commencement of any design, manufacture, advertising, promotion, sale, distribution or dealing with any or all of the Products whatsoever. Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance during the Term and the Sell-Off Period shall be an incurable default by Licensee under this Agreement.

            n. Advertising Expenditures: In addition to all other amounts or payments due from Licensee under this Agreement, and not to be credited against any Guaranteed Royalties or Earned Royalties, Licensee agrees to expend within each License Year for advertising and promotion in trade and consumer media or either thereof (including without limitation newspapers, magazines, television, radio and point-of-sale materials, but specifically
      excluding displays and fixtures) not less than       percent ( %) of Net
      Sales for such License Year. Some or all of such sum for advertising and promotion shall be paid to Licensor (hereinafter referred to as "Advertising Contributions") as follows:

                  (i) Concurrently with the furnishing of each Statement
            required under Paragraph 2.d.(i) hereof, Licensee shall remit to Licensor for use in Licensor's advertising and promotion pool an
            amount equal to     percent ( %) of Net Sales for the time period
            covered by such Statement, which amount shall be shown on each such Statement and credited against Licensee's annual advertising and promotion expenditures required herein; and

                  (ii) If the Statement for the last License Quarter of a
            License Year shows that such       percent ( %) threshold has not
            been reached, the difference between the amount actually spent and the amount required to be spent must be remitted to Licensor for use in Licensor's advertising and promotion pool with such Statement.

      3. ADDITIONAL COVENANTS OF THE PARTIES.

            a. Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

            b. Certain Sales:

                  (i) In the event Licensor during the Term chooses to exercise some or all of Licensor's rights pursuant to Paragraph 1.a.(ii)(d) hereof, Licensee, if requested to do so by Licensor, will sell to Licensor and its licensee(s) or either thereof any or all of the Products at the best prices and terms given to other customers of the Products ordering substantially the same quantities of similar merchandise from Licensee.

                  (ii) In the event of any such sale of the Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor, at Licensor's expense, or, as Licensor may direct, to any other individual(s), entity or entities. Any or all such sales of the Products by Licensee to Licensor shall be at the prices described in Paragraph 3.b.(i) hereof, less, at Licensee's election, applicable Earned Royalties; provided that, if Licensor makes such election, Licensee will not have to pay Earned Royalties on such sale(s). Licensee will, however, include such sale(s) in the computation of Net Sales for the limited purpose of calculating Minimum Net Sales. Licensee shall bill Licensor and its licensee(s) or either thereof in accordance with Licensee's normal billing procedures for all such Products shipped or delivered.

      4. TITLE AND PROTECTION.

            a. Indemnification by Licensor: Licensor represents and warrants that: (i) it is the owner of the Trademarks; (ii) the Trademarks are valid; and (iii) the Trademarks are, to the best of Licensor's knowledge, free from any claim by any third party that would unreasonably interfere with the rights granted to Licensee under this Agreement. Licensor shall indemnify, defend and hold harmless Licensee, its subsidiaries and affiliates, their respective shareholders and the agents, officers, directors and employees of each against and from all claims or suits (provided prompt notice of each such claim or suit which comes to the attention of Licensee is given to Licensor by Licensee) arising solely and directly out of the authorized use of the Trademarks on or in connection with the Products by Licensee in the Territory, but in no event shall such indemnification include consequential damages, including, but not limited to compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by termination of this Agreement or any other reason(s). Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit. Licensee may, through counsel of Licensee's own choice and at its own expense, participate in any such claim or suit, but in such event Licensor shall have sole and exclusive control over such defense, and Licensor's decisions with respect thereto shall govern and control. Licensee expressly covenants that no discussions by Licensee whatsoever with any and all claimants and litigants, no compromise or settlement by Licensee of any claim or suit and no negotiations by Licensee with respect to any compromise or settlement shall be had, made or entered into without the prior written approval of Licensor.

            b. Enforcement: Licensee shall promptly notify Licensor in writing of each actual, suspected or apparent infringement or imitation of the Trademarks or the Materials or either thereof that comes to the attention of Licensee. Licensor shall take such action in regard to such infringement or imitation as Licensor, in its sole and absolute judgment, deems to be appropriate. Licensor shall, in its sole and absolute discretion, decide whether to assert any claim or undertake or conduct any suit with respect to such infringement or imitation, but Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor's instructions, on behalf of Licensor, assert any such claim or handle, undertake and conduct any such suit at Licensor's expense in the name of Licensor or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no discussions whatsoever with the infringing or imitating party or parties, no compromise or settlement of any such claim or suit and no negotiations with respect to any compromise or settlement of any such claim or suit shall be had, made or entered into without the prior written approval of Licensor. Licensee may share in as much as percent ( %) of any damage recovery or settlement obtained by Licensor or on Licensor's behalf by Licensee as a result of any such claim or suit only if Licensee notified Licensor upon the initiation of such claim or suit that Licensee desires to participate financially in such claim or suit by contributing to the payment of the costs and expenses thereof and only in an amount that shall bear the same ratio to the damage recovery or settlement as the amount of Licensee's financial participation permitted by Licensor bears to the total costs and expenses incurred in obtaining such damage recovery or settlement. In no event shall Licensor be responsible to Licensee for consequential damages that result from any such infringement or imitation.

      5.    RELATIONSHIP BETWEEN THE PARTIES.

            a. No Joint Venture: Nothing herein contained shall be construed to place the parties hereto in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind any or all of Licensor and its subsidiaries or affiliates in any manner whatsoever.

            b. Assignment.

                  (i) Licensor, in entering into this Agreement, is relying
            entirely upon Licensee's skills, reputation and personnel, including without limitation its officers, managers, directors and shareholders. This Agreement and all rights, duties and obligations hereunder are personal to Licensee and shall not, without the prior consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be assigned, delegated, sold, transferred, leased, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to do so without such consent shall be void and shall constitute an incurable default under this Agreement. If Licensor in its reasonable discretion believes that any change(s) in any or all of the officers, managers, directors and shareholders of Licensee has materially interfere with or materially and adversely affect Licensee's performance hereunder or the relationship between the parties hereto, Licensor may deem such change(s) to be a default under this Agreement and shall so notify Licensee. The consent of Licensor to any such assignment(s), delegation(s), sale(s), transfer(s), lease(s), mortgage(s), other encumbrance(s) or change(s) shall not be deemed to be consent to any subsequent assignment(s), delegation(s), sale(s), transfer(s), lease(s), mortgage(s), other encumbrance(s) or change(s).

                  (ii) Licensor may assign this Agreement or assign or delegate any or all of its rights, duties and obligations hereunder to any of its subsidiaries or affiliates or to any individual(s), entity or entities.

      6. SUBLICENSING. Licensee may not, without the prior written approval of Licensor, whose discretion shall be final and absolute, enter into any sublicense agreement(s) or grant any sublicense(s) for any or all of the rights or obligations of Licensee under the License or this Agreement. The consent of Licensor to any sublicense agreement(s) or sublicense(s) shall not be deemed to be a consent to any subsequent sublicense agreement(s) or sublicense(s).

      7. DEFAULTS AND RIGHTS OF TERMINATION.

            a.    Defaults and Right to Cure:

                  (i) Except as otherwise provided in this Agreement, if
            Licensee shall violate any of the terms or conditions hereof or default on any of its duties, obligations or warranties hereunder, Licensor shall have the right and option, but not the duty, to terminate the License and this Agreement upon thirty (30) days' prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default. Such termination shall become effective unless such violation or default described in such notice shall be materially remedied to the satisfaction of Licensor within such thirty (30) day period.

                  (ii) Notwithstanding the provisions of Paragraph 7.a.(i)
            hereof, if such violation or default: (a) is of a kind that a remedy or cure cannot effectively restore the prior circumstances; or (b) is described in this Agreement as an incurable default, then the License and this Agreement shall terminate upon receipt by Licensee of written notice thereof without any period of remedy or cure whatsoever. The termination of the License and this Agreement shall be without prejudice to any rights that Licensor otherwise has against Licensee under this Agreement or under law.

            b. Bankruptcy or Assignment for Creditors, Business Discontinuance:
      If: (i) Licensee files a petition in bankruptcy or is adjudicated a bankrupt; (ii) a petition in bankruptcy is filed against Licensee; (iii) Licensee shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (iv) Licensee discontinues business; (v) Licensee receives a qualified opinion from its independent auditor regarding Licensee's financial statements or an opinion stating that Licensee's financial situation raises substantial doubt about Licensee's ability to continue as a going concern (or the equivalent of such an opinion); or (vi) a receiver shall be appointed for Licensee, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever. If the License and this Agreement are so terminated, any and all of Licensee and its receivers, representatives, trustees, agents, administrators, successors and assigns shall have no right to sell or in any way deal with any or all of the Products and the Materials, except with the special prior written consent and under the instructions of Licensor that it or they shall be obligated to follow.

            c. Loss of Trademark Rights: If Licensee's right to use any or all of the Trademarks is adjudged illegal, invalid or restricted and such adjudication has become final and non-appealable or Licensor in its sole discretion chooses not to appeal therefrom, or if a settlement agreement is entered into by Licensor that prohibits or restricts Licensor's or Licensee's right(s) to use the Trademarks, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever as of the date such adjudication becomes final and non-appealable, the Licensor makes such choice or the execution and delivery of such settlement agreement.

            d. Impossible Performance: Licensee and Licensor shall be released from their respective duties and obligations under this Agreement, and the License and this Agreement shall terminate, if governmental regulations or other causes arising out of a state of national emergency or war, or any other similar cause(s) beyond the control of the parties hereto, shall render performance hereunder impossible. Either party hereto shall so notify the other in writing of any such cause(s) and of its desire to be released, and upon receipt by the other of such notice, the License and this Agreement shall terminate and all amounts owed under this Agreement (including without limitation all Earned Royalties and Advertising Contributions on sales of the Products theretofore made) shall become immediately due and payable.

      8.    EXPIRATION OR TERMINATION.

            a. Effect of Expiration or Termination: Upon and after the expiration or termination of the License and this Agreement, all rights granted to Licensee under this Agreement shall immediately revert to Licensor. Licensee will refrain from any further use of the Trademarks or any further reference to anything similar to the Trademarks (including, but not limited to, words, devices, designs and symbols) or in any way associated with any or all of the Products, Licensor and its subsidiaries or affiliates, except with the prior written consent of Licensor or as expressly provided in Paragraph 8.d. hereof.

            b. Reserved Rights: The expiration or termination of the License and this Agreement shall not: (i) relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination or (ii) impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto as provided in this Agreement. Upon termination of the License and this Agreement pursuant to Paragraph 7.c. or 7.d. hereof, Guaranteed Royalties for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to the number of days in the License Year had the License and this Agreement not been terminated. Earned Royalties due for such License Year shall be the excess of Earned Royalties over such prorated Guaranteed Royalties. Any overpayment of Guaranteed Royalties or overpayment or underpayment of Earned Royalties based on such proration shall be adjusted by the parties hereto in accordance with Paragraph 2.f. hereof.

            c. Inventory: Not more than ninety (90), but not less than thirty
      (30) days prior to the expiration of the Term, or no later than Ten (10) days after (i) receipt by Licensee of notice of termination or (ii) the happening of any event that terminates the License and this Agreement where no such notice is required, Licensee shall furnish to Licensor a complete and accurate statement signed by the Chief Financial Officer of Licensee showing the number and description of each of the Products in work in process and in finished goods inventories and the location(s) thereof. Licensor and its nominees, employees, agents and representatives shall have the right to conduct a physical inspection to ascertain or verify the presence of such inventories and the accuracy of such statement. Any refusal by Licensee to submit to such inspection shall forfeit Licensee's right to complete work in process and to sell finished goods inventory pursuant to Paragraph 8.d. hereof, and Licensor shall retain all other legal and equitable rights it has in the circumstances, which rights are hereby specifically reserved.

            d. Continued Sales After Expiration or Termination: Except as provided in Paragraph 8.c. hereof and so long as Licensee is not in arrears in the payment of all amounts due to Licensor, upon the expiration of the License and this Agreement or if the License and this Agreement are terminated pursuant to any paragraph of this Agreement except Paragraphs 7.a.(ii), 7.b. or 7.c. hereof, Licensee may for a period of ninety (90) days after the Expiration Date or the effective date of termination (hereinafter referred to as the "Sell-Off Period") sell through Licensee's existing, recognized network of customers, all of the Products (in finished form) that have been approved by Licensor and that were in work in process inventory or in finished goods inventory on the Expiration Date or at the time such notice of termination is received. In the event that Licensee is unable to cancel a work in process order, Licensee shall be given a ninety (90) day period, after receipt of the work in process Products within which to sell those work in process Products. Licensee shall pay Earned Royalties and furnish Statements with respect to the Sell-Off Period (including any additional period pursuant to a non-cancelable work in process order) and otherwise comply with the terms and conditions of this Agreement as though the License and this Agreement were still in effect. It is expressly understood and agreed by Licensee that the Sell-Off Period shall be: (i) non-exclusive consistent with Paragraph 8.f. hereof and (ii) considered a separate accounting period for the purpose of computing Earned Royalties due to Licensor for sales during such period, and such sales shall not be applied against any Guaranteed Royalties due or payable prior to the Sell-Off Period. If the License and this Agreement are terminated for failure of Licensee to make any payment(s) due under this Agreement or pursuant to Paragraphs 7.a.(ii), 7.b. or 7.c. hereof, Licensee shall forfeit any and all rights to use the Sell-Off Period and shall be obligated to turn over to Licensor all Products in process or on hand at the time of termination.

            e.    Equitable Relief and Legal Fees:

                  (i) Subject to Paragraph 8.d. hereof, Licensee hereby
            acknowledges that its failure to cease the design, manufacture, advertising, promotion, sale or distribution of the Products and the Materials upon the expiration or termination of this Agreement will result in irreparable harm to the Trademarks, Licensor and the rights of subsequent licensee(s) for which there is no adequate remedy at law. Accordingly, in the event of such failure or in the event of any violation or default by Licensee under this Agreement (after giving effect to the provisions of Paragraph 7.a.(i) hereof), Licensor shall be entitled to equitable relief without the necessity of posting bond by way of any or all of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper. In this regard, Licensee hereby consents to the judgment of temporary and permanent injunctions in favor of Licensor in order to give effect to this Paragraph 8.e.(i).

                  (ii) In the event either party hereto files any action against the other to enforce any of the provisions of this Agreement or to secure or protect such party's rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the attorneys' fees and litigation expenses of such party, together with such court costs and damages as are provided by law.

            f. Continuity of Sales: In order to enable Licensor to maintain continuity of sales of the Products upon expiration or termination of this Agreement, Licensor shall have the right, notwithstanding anything to the contrary contained in Paragraph 1.a. hereof, to authorize one or more individuals or entities to design, manufacture, advertise, promote, sell and distribute the Products in the Territory for four (4) months preceding the expiration of this Agreement or from the sooner of the time that notice is received by Licensee of termination of this Agreement or when this Agreement is terminated. Such individual(s), entity or entities shall not, however, be authorized to ship to its or their customers any or all of the Products until after this Agreement has expired or has been terminated, but may ship the Products to such customers during the Sell-Off Period, if any.

            g. Termination Fee: Notwithstanding anything to the contrary in this Agreement, if Licensor terminates this Agreement as a result of a default by Licensee, Licensee shall pay to Licensor as a termination fee no later than ten (10) days after the date of such termination all outstanding Guaranteed Royalties required to be paid during the six (6) month period following termination in addition to all Earned Royalties and Advertising Contributions due through the effective date of termination.

      9.    NOTICES.

            a. Effectiveness: Unless otherwise expressly indicated in this Agreement, each notice, request, approval, consent, payment and Statement (hereinafter referred to as a "Submission") specifically provided for in this Agreement shall be in writing and shall be considered effective or received the earliest of: (i) five (5) days after the date when such Submission is mailed by certified or registered mail with postage prepaid to the party hereto at the address(es) set forth below; (ii) two (2) business days after the date (a) when such Submission is sent by express courier service addressed to such party at such address(es) or (b), except for payments, when such Submission is sent by facsimile addressed to such party at such address(es) and the sender thereof requests and receives written confirmation from such party that such Submission has been received and is legible; or (iii) when such Submission is actually received by such party at such address(es):

                  To Licensor:        730 Fifth Avenue
                                      New York, NY  10019

                                      Attention:            Betsy Kain
                                      Facsimile:            212-957-2950
                                      Telephone:            212-261-5000

                  With a copy to:     General Counsel
                                      At the address  specified  in  Paragraph
                                      S.1. of the Schedule

                  To Licensee:        The address specified in
                                      Paragraph S.2. of the Schedule

                                      Attention:            Barry Budilov
                                      Telephone:            215-925-1551
                                      Facsimile:            215-925-0204

            b. Address Change: Notwithstanding the provisions of Paragraph 9.a. hereof, each party hereto may give written notice to the other party of some other address(es) to which Submissions shall be sent, in which event such Submissions to such party subsequently shall be sent to such address(es).

      10. SEVERABILITY. Each provision of this Agreement shall be severable. If, for any reason, any provision(s) herein is or are finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the parties hereto. Each invalid provision shall be curtailed only to the extent necessary to bring it within the requirements of such law or regulation.

      11. CONSENTS AND APPROVALS. If Licensor fails or refuses to grant to Licensee any request(s), consent(s) or approval(s), Licensor may, but shall not be required to, give one or more of the reason(s) thereof or, but Licensor shall not be liable for any events or circumstances that arise as a result of such failure or refusal.

      12. APPLICABLE LAW. This Agreement shall be governed by and interpreted under the laws of the State of Illinois without regard to its conflicts of laws provisions. Licensee hereby submits to personal jurisdiction in Cook County, Illinois. The parties hereto agree that any and all disputes arising out of or relating in any way to this Agreement shall be litigated only in courts sitting in Cook County, Illinois.

      13. NO BROKER. Licensee warrants and represents that Licensee used no broker(s) in connection with the execution and delivery of this Agreement.

      14. CONSTRUCTION. The headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision(s) of this Agreement. The wording of this Agreement will be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any such party. The Recitals and the Additional Terms and Conditions (contained in Exhibit C which is attached hereto) shall be deemed to be part of this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

      15. SURVIVABILITY. Paragraphs 1.a.(ii), 2.a.(ii) through 2.a.(iv), 2.c. through 2.g., 2.h.(iv) through 3.a., 3.b.(ii), 4.a., 5.a. and 7.a.(ii) through 17, the Schedule and Paragraphs 1. through 4. of Exhibit B of this Agreement shall survive the expiration or termination of the License and this Agreement.

      16. RIGHTS CUMULATIVE. The respective rights and remedies of the parties hereto, whether herein specified or otherwise, shall be cumulative, and the exercise of one or more of them shall not preclude the exercise of any or all other rights and remedies each such party has hereunder or by law.

      17. ENTIRE AGREEMENT. This Agreement (with the Schedule and Exhibits A through C) represents the entire understanding of the parties hereto. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties hereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement. No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of Licensor's right to demand exact compliance with any of the terms herein at any time. The failure of either party hereto to enforce, or the delay by either party hereto in enforcing, any or all of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof, and either party hereto may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. Except as expressly provided in this Agreement, no individual(s), entity or entities other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

      IN WITNESS WHEREOF, the parties hereto, intending this Agreement to be effective as of the Commencement Date, have caused this Agreement to be executed by the duly authorized representative of each.

                                      LIFESTYLE BRANDS, LTD.
                                          (LICENSOR)


                                      By: /s/ David Batchelor
                                         -----------------------------
                                          David H.L. Batchelor
                                          Senior Vice President
                                          Product Marketing

                                          Date: Oct. 3, 1995

                                      DIPLOMAT-AMBASSADOR INC.
                                          (LICENSEE)


                                      By: /s/ Barry Budilov
                                         -----------------------------

                                      Title: President

                                      Date: 11/1/96